EXHIBIT 3.2



STATE OF DELAWARE
OFFICE OF THE SECRETARY STATE

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GENERAL INSTRUMENT CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-EIGHT DAY OF APRIL, A.D. 1995, AT 10 O'CLOL A.M.
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/s/ Edward J. Freel

Edward J, Freel, Secretary of
State
2234650	AUTHENTICATION:	7618120
950192040	DATE:	08-23-95


AMENDMENT TO THE
AMENDED AND RESTATE CERTIFICATE OF INCORPORATION
OF
GENERAL INSTRUMENT CORPORATION
General Instrument Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY CERTIFY:
FIRST:  That pursuant to Section 242(a) of the General
Corporation Law of the State of Delaware, the directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restate Certificate of Incorporation of the Corporation, and declared said Amendment to be advisable. The resolution setting forth the proposed amendment is as follows:
"FOURTH:  The aggregate number of shares of all
classes of capital stock which the Corporation shall
have the authority to issue is (i) 400,000,000 shares
of common stock, par value $.01 per share ("Common
Stock"), and (ii) 20,000,000 shares of preferred
stock, par value $.01 per share ("Preferred Stock")."
SECOND:  That the said amendment was duly adopted in
accordance with the provisions of Section 242(b) (1) of the General Corporation Law of the State of Delaware.
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IN WITNESS WHEREOF, General Instrument Corporation has
caused this Certificate to be signed by Thomas A. Dumit, its Vice President and attested by Richard C. Smith, its Assistant Secretary, this 28th day of April, 1995.
GENERAL INSTRUMENT CORPORATION
By:	/s/ Thomas A. Dumit

Thomas A. Dumit, Vice
President
Attest:
By:	/s/ Richard C. Smith

Richard C. Smith
Assistant Secretary